CONTACT:
Steven P. Eschbach, CFA
203-825-6000
seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Results and Accomplishments

•	Received New Orders of 7.5 Megawatts During the Fiscal Year and Expanded Target Market Segments
•	Shipped 6 Megawatts and Increased Commercial Product Financial Backlog to $26.3 Million
•	Reduced DFC300A Product Cost by 25 Percent; Block Two Changes to be Implemented in Summer 2005
•	Strengthened Global Distribution Network
•	Improved Financial Position with Net Proceeds of $93.5 Million from Preferred Stock Offering

Danbury, Conn., December 13, 2004 -- FuelCell Energy, Inc. (NasdaqNM:FCEL) (the Company), a leading manufacturer of large stationary fuel cell power plants for commercial and industrial customers, today reported results and accomplishments for the quarter and fiscal year ended October 31, 2004.

Financial Results

FuelCell Energy reported a net loss for the fourth quarter of fiscal 2004 of $20.8 million or $0.43 per basic and diluted share, compared to a net loss of $15.4 million or $0.39 per basic and diluted share in the same period of the previous year. Net loss from continuing operations was $0.37 per basic and diluted share. Revenues for the fourth quarter of fiscal 2004 were $8.9 million compared to $7.3 million in the same period a year ago. Net cash used during the quarter was $17.0 million, which included $1.5 million used in our discontinued Canadian operations.

For the fiscal year ended October 31, 2004, FuelCell Energy reported a net loss from continuing operations of $64.9 million or $1.36 per basic and diluted share compared to a net loss from continuing operations of $67.4 million, or $1.71 per basic and diluted share, for the prior year. Revenues for fiscal 2004 were $31.4 million compared to $33.8 million in the same period a year ago. Net cash used during the year was $1.0 million, consisting of $70 million used in operations offset by $69 million of cash and investments received in the Global Thermoelectric Inc. (Global) transactions.

During fiscal 2004, we acquired, and subsequently discontinued (the sale of Global on May 28, 2004 and the combination of our Canadian solid oxide fuel cell (SOFC) operations with Versa Power Systems (Versa) on November 1, 2004) substantially all of our Canadian operations that resulted from the acquisition of Global. Including results from discontinued operations, the Company reported a total net loss of $86.4 million or $1.81 per basic and diluted share for the fiscal year ended October 31, 2004. The loss from discontinued operations totaled $21.6 million for the fiscal year ended October 31, 2004 including a loss of approximately $9.4 million from the Global and SOFC operations and an acquisition related in-process research and development charge of $12.2 million. The combination of the Canadian SOFC operations with Versa in exchange for stock increased the Company’s ownership interest in Versa to 42 percent. The Company expects to reduce its annual cash use by approximately $10.0 million as a result of these transactions related to Canadian operations.

The Company is also reporting Adjusted Net Loss of $74.2 million and $1.55 per share (see reconciliation chart included in the financial tables). Adjusted net loss excludes a charge of $12.2 million, or $0.26 per basic and diluted share, related to purchased in-process research and development expense of SOFC fuel cell development from the acquisition of Global in November of 2003.

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

Cash, cash equivalents and investments (U.S. Treasuries) on hand as of October 31, 2004 totaled $152.4 million. Subsequent to our fiscal year end, the Company received net proceeds of approximately $93.5 million from its preferred stock sale on November 28, 2004. Fourth quarter capital expenditures totaled $2.6 million primarily related to power purchase agreement power plants being built for the City of Santa Barbara and the Sierra Nevada Brewing Company. Depreciation and amortization expense from continuing operations for the quarter ended October 31, 2004 was approximately $2.0 million. Components of revenue and costs for the fourth quarter and fiscal 2004 were as follows:

▪	Research and development contract revenue for the fourth quarter of fiscal 2004 was $3.8 million compared to $3.4 million in the same period a year ago and $18.8 million for the fiscal year ended October 31, 2004 compared to $17.7 million for the fiscal year ended October 31, 2003. For the fourth quarter and fiscal year, the Company’s revenues increased on the Vision 21 and Solid State Energy Conversion Alliance (SECA) contracts with the U.S. Department of Energy (DOE). These increases were offset by lower revenue from the Clean Coal contract as the installation phase for the Company’s first two megawatt DFC3000 power plant was completed. The cost of research and development contract revenue declined by $2.0 million in the fourth quarter of fiscal 2004 and $8.5 million for the fiscal year ended October 31, 2004 compared to similar periods in 2003 due to the mix of cost shared contracts and reduced cost for the Clean Coal contract.

▪	Fuel cell product sales were $5.0 million for the fourth quarter of fiscal 2004 compared to $3.9 million in the same period of a year ago. Revenue during the quarter ended October 31, 2004 was higher than the previous year primarily due to the manufacture of power plants for Marubeni and the Salt River Project. Year to date fuel cell product sales were $12.6 million for fiscal 2004 compared to $16.1 million in fiscal 2003. Product sales backlog totaled $26.3 million as of October 31, 2004 compared with $14.4 million for the same period a year ago.

Administrative and selling expenses were $3.4 million and $13.7 million, respectively, for the three months and fiscal year ended October 31, 2004 compared to $3.0 million and $12.6 million in the same periods of the prior year. This increase was primarily due to higher sales and marketing costs and higher investor relations costs related to our increased shareholder base.

Research and development expenses for the three months and fiscal year ended October 31, 2004 were $5.4 million and $17.6 million, respectively, compared to $2.5 million and $8.5 million for the same periods of the prior year. The increase in research and development spending is primarily related to product development including the Company’s cost reduction program, product documentation and engineering support for products in the field.

Accomplishments

“We are extremely pleased with our progress in developing repeatable markets, meeting customer expectations for performance and reliability, and reducing the cost of our DFC products,” said Jerry D. Leitman, Chairman and CEO of FuelCell Energy. “Market opportunities are growing for our ‘ultra-clean’ DFC power plants.”

Establishing Positions in Repeatable Markets

The Company is currently targeting customers in regions where electricity prices are $.10/kilowatt hour (kWh) or higher and have access to incentive funding programs to effectively compete with grid delivered power and conventional combustion-based distributed generation technologies for base load power. Key global markets include Japan, Korea, Canada, California, the Northeastern United States, and Europe. Concurrent with this, the Company is continuing its aggressive value engineering cost-our program and achieving annual product cost reductions of 20 to 25 percent at nominal production volume, with additional cost savings expected from increasing volumes.

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

•	In fiscal year 2004, Fuel Cell Energy secured 7.5 megawatts of new orders for DFC products and fuel cell stacks from distribution partners and customers in North America, Asia and Europe. Specific orders included:

o	4 megawatts from Asia-Pacific distribution partner, Marubeni Corporation, which represents its second follow-on order since its initial order of 1.25 megawatts in 2001 and first follow-on order of 3 megawatts in 2003;

o	1.5 megawatts from Alliance Power for two multi-unit projects - 500 kilowatts for a municipal wastewater treatment facility in Santa Barbara, Calif. and 1 megawatt for the Sierra Nevada Brewing Co. in Chico, Calif.;

o	1 megawatt from Chevron Energy Solutions for the Santa Rita Correctional Facility in Alameda County, Calif.;

o	750 kilowatts in fuel cell stack components for its European distribution partner MTU CFC Solutions GmbH, a subsidiary of DaimlerChrysler; and,

o	250 kilowatts from the Salt River Project for installation of a DFC300A at the Arizona State University East Campus in Mesa, Ariz.

Subsequent to fiscal year end 2004, the Company received an order for a 250-kilowatt DFC300A from Chevron Energy Solutions for the U.S. Postal Service’s San Francisco Mail Processing Center.

•	FuelCell Energy strengthened its global distribution network:

o	FuelCell Energy and Marubeni entered into strategic alliances with leading industrial companies to be sub-distributors and packagers of DFC products and to participate in the Company’s cost-out program.

•	Kawasaki Heavy Industries in Japan. Kawasaki is a leading global manufacturer of transportation equipment and industrial goods, including gas turbine power generators. Kawasaki is expected to further penetrate the market in Japan. Japan strongly supports clean and efficient power generation, particularly in biomass applications such as wastewater treatment plants.

•	POSCO in Korea. POSCO is a leading producer of steel in the global market. POSCO has extensive experience in power plant project development with over 2,400 megawatts of power plants for its various facilities. POSCO is expected to extend our market penetration to Korea. Korea’s Ministry of Commerce, Industry and Energy has committed to install 300 fuel cell units sized 250 kilowatts to one megawatt for distributed power generation by 2012.

o	Enbridge Inc. opens up our North American market beyond the United States and has been identifying key applications for our DFC products. Enbridge owns and operates Canada’s largest natural gas distribution company and provides distribution services in Ontario, Quebec, New Brunswick and New York State to 1.6 million customers. Canada also launched a Cdn.$250 million Sustainable Technology Development Program that may provide incentives for our DFC products.

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

o	FuelCell Energy and LOGANEnergy, Inc. entered into a market development agreement to sell DFC power plants, with a focus on megawatt-class systems in the California market. LOGAN has been specializing in planning, designing, developing and implementing fuel cell projects since 1994.

Meeting Customer Expectations of Product Performance

•	FuelCell Energy shipped its first commercial DFC300A to the Kirin Brewery in January 2003 and has since shipped 34 units.

•	Based on survey results from a majority of its U.S. and Japanese customers, the Company is meeting customer expectations for product performance. Additionally, customer input has contributed to the Company’s cost-out program and improvements in performance and reliability.

•	Through mid-December 2004, over 53 million kilowatt hours of electricity has been generated from power plants incorporating DFC technology at customer sites throughout the world, up from 20 million kilowatt hours from the same period a year ago.

Reducing Product Costs through Value-Engineering

•	FuelCell Energy is meeting its product value-engineering cost reduction targets at nominal volume.

•	During fiscal year 2004, the first cost-out block changes were implemented for both the sub-megawatt and megawatt-class products. Block one and block two changes combined resulted in a cost reduction of approximately 25 percent. Block two changes for the sub-megawatt product will be implemented in products manufactured in Summer2005.

•	The Company has identified technology improvements for increased output performance and additional value-engineering changes that are expected to result in 20 to 25 percent cost reduction for 2005 at nominal volume. Additional cost savings can be realized as production volume increases.

Advancing Future Product Development

•	Direct FuelCell/Turbine® - FuelCell Energy has completed the design of its first packaged sub-megawatt alpha unit for factory testing in Danbury in the third calendar quarter of 2005. A second packaged field trial unit is planned for a customer site in Montana in the first calendar quarter of 2006.

•	Marine Diesel Ship Service Fuel Cell (SSFC) - FuelCell Energy has assembled the balance of plant process equipment for the 500-kilowatt land-based DFC power plant and has initiated testing in Danbury. Upon successful completion of the equipment testing, the balance of plant will be integrated with two 250-kilowatt fuel cell stacks. The complete power plant is expected to be tested in Danbury during the summer of 2005.

•	SOFC Technology - FuelCell Energy continues as a prime contractor for SOFC development under the U.S. Department of Energy’s (DOE) Solid State Energy Conversion Alliance (SECA) Program. The Company is collaborating with Versa Power Systems (Versa) and other partners on SOFC development. Versa established its headquarters in Colorado and continues technology development in Calgary, Alberta, Canada. A two-kilowatt SOFC system is currently being tested as part of expected delivery of a three-kilowatt system for the DOE in 2006. FuelCell Energy has a 42 percent equity ownership in Versa.

Strong Cash Position

The Company received net proceeds of $93.5 million from its November 2004 preferred stock sale, which strengthens its financial position to accelerate its cost-out program and market penetration of its DFC products. Including these net proceeds, we have over $240 million in cash, cash equivalents and investments (U.S. Treasuries) beginning fiscal 2005.

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

Focus for 2005

Building upon momentum from 2004, the Company’s focus areas for 2005 are to:

•	Increase penetration in key repeatable market segments in North America, Asia and Europe.

•	Continue to meet customer expectations for performance, reliability and service.

•	Achieve 2005 targets for cost-out, availability, increased power output and stack life to reduce capital and operating costs.

•	Manage cash to execute the strategy and penetrate the market.

Conference Call Information

A conference call is scheduled for 10:00 A.M. EST on December 14, 2004 to review results and discuss the Company’s outlook. Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company’s homepage at www.fuelcellenergy.com. A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and 706-645-9291 for international. The confirmation number is 2649014.

About Direct FuelCells

FuelCell Energy’s Direct FuelCells efficiently generate clean electricity at distributed customer locations, including hospitals, schools, universities, hotels and other commercial and industrial facilities, as well as grid-support applications for utility customers. Direct FuelCells convert readily available fuels, such as natural gas or waste gas, to electrical power with greater efficiency than any competing technology of comparable size, including other fuel cells. This high-efficiency technology generates more electric power from less fuel and has the lowest emissions of any fossil based electric generating technology because the fuel is not burned. DFC power plants can be sited at or near users, and the heat byproduct can be used for cogeneration applications such as district heating, hot water or absorption chilling for air conditioning. Depending upon location, application and load size, the Company’s DFC power plants in a cogeneration configuration can achieve an overall energy efficiency of between 70 and 80 percent. The sub-megawatt fuel cell power plant is a collaborative effort using Direct FuelCell® technology of FuelCell Energy and the Hot Module® balance of plant design of MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler.

About FuelCell Energy, Inc.

FuelCell Energy, Inc., based in Danbury, Connecticut, is a world leader in the development and manufacture of high temperature fuel cells for clean electric power generation. The Company has developed commercial distribution alliances for its carbonate Direct FuelCell products with world class companies such as Caterpillar, PPL Energy Plus, Alliance Power, Chevron Energy Solutions and LOGANEnergy in the U.S.; Marubeni Corporation in Asia; MTU CFC Solutions in Europe; and Enbridge Inc. in Canada. FuelCell Energy developed its patented Direct FuelCell technology for stationary power plants with the U.S. Department of Energy through its Office of Fossil Energy's National Energy Technology Laboratory.

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

FuelCell Energy is also developing next generation high temperature fuel cell products, such as a diesel fueled marine Ship Service Fuel Cell, a combined-cycle DFC/Turbine® power plant and solid oxide fuel cells through its partnership with Versa Power Systems for applications up to 100 kilowatts. More information is available at http://www.fuelcellenergy.com.

This news release contains forward-looking statements, including statements regarding the Company's plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company's products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

(Financial tables attached)

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004
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FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Three Months Ended October 31,

	2004	2003

Revenues:
Research and development contracts	$3,837	$3,397
Product sales and revenues	5,038	3,924
Total revenues	8,875	7,321

Costs and expenses:
Cost of research and development contracts	5,408	7,462
Cost of product sales and revenues	13,031	12,159
Administrative and selling expenses	3,468	3,041
Research and development expenses	5,414	2,459
Total costs and expenses	27,321	25,121

Loss from operations	(18,446)	(17,800)

License fee (expense) income, net	(185)	67
Interest expense	(45)	(26)
Interest and other income, net	734	2,379

Net loss from continuing operations before provision for income tax	(17,942)	(15,380)

Provision for income taxes	--	--

Net loss from continuing operations	$(17,942)	$(15,380)

Discontinued operations, net of tax	(2,842)	--

Net loss	$(20,784)	$(15,380)

Loss per share basic and diluted:
Continuing operations	$(0.37)	$(0.39)
Discontinued operations	(0.06)	--
Net loss	$(0.43)	$(0.39)
Basic and diluted weighted average shares outstanding	48,128,925	39,345,456

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended October 31,
	2004	2003

Revenues:
Research and development contracts	$18,750	$17,709
Product sales and revenues	12,636	16,081
Total revenues	31,386	33,790

Costs and expenses:
Cost of research and development contracts	27,290	35,827
Cost of product sales and revenues	39,961	50,391
Administrative and selling expenses	13,738	12,631
Research and development expenses	17,640	8,509
Total costs and expenses	98,629	107,358

Loss from operations	(67,243)	(73,568)

License fee income, net	19	270
Interest expense	(137)	(128)
Interest and other income, net	2,472	6,012

Net loss from continuing operations before provision for income tax	(64,889)	(67,414)

Provision for income taxes	--	--

Net loss from continuing operations	$(64,889)	$(67,414)

Discontinued operations, net of tax	(21,554)	--

Net loss	$(86,443)	$(67,414)

Loss per share basic and diluted:
Continuing operations	$(1.36)	$(1.71)
Discontinued operations	(0.45)	--
Net loss	$(1.81)	$(1.71)
Basic and diluted weighted average shares outstanding	47,875,342	39,342,345

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	October 31, 2004	October 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$45,759	$41,000
Investments: U.S. treasury securities	106,636	93,750
Accounts receivable	7,599	4,948
Inventories, net	14,619	15,954
Other current assets	4,253	5,140
Total current assets	178,866	160,792

Property, plant and equipment, net	42,254	39,778
Investments: U.S. treasury securities	--	18,690
Assets held for sale	12,344	--
Equity investments	2,125	2,116
Other assets, net	921	1,987
Total assets	$236,510	$223,363

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$539	$323
Accounts payable	9,526	6,667
Accrued liabilities	5,255	5,369
Deferred license fee income	37	37
Deferred revenue	6,713	4,398
Total current liabilities	22,070	16,794

Long-term debt and other liabilities	1,476	1,484
Total liabilities	23,546	18,278

Shareholders’ equity
Common stock ($.0001 par value); 150,000,000 shares authorized at October 31, 2004 and October 31, 2003; 48,132,694 and 39,423,133 shares issued and outstanding at October 31, 2004 and October 31, 2003, respectively	5	4
Preferred shares of subsidiary	10,259	--
Additional paid-in capital	424,621	340,559
Accumulated deficit	(221,921)	(135,478)
Total shareholders’ equity	212,964	205,085

Total liabilities and shareholders’ equity	$236,510	$223,363

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2004 Earnings
December 13, 2004

FUELCELL ENERGY, INC.
Reconciliation from Reported Net loss and loss per share to
Adjusted net loss and Adjusted loss per share
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended(1) October 31,
	2004	2003

Net loss as reported	$(86,443)	$(67,414)

Purchased in-process research and development	12,200	--

Adjusted net loss	$(74,243)	$(67,414)

Basic and diluted loss per share, as reported	$(1.81)	$(1.71)

Purchased in-process research and development	(0.26)	--

Adjusted basic and diluted loss per share	$(1.55)	$(1.71)

Notes

(1)	There are no adjustments to net loss for the three months ended October 31, 2004 and 2003, respectively. "Adjusted Net Loss" and "Adjusted Basic and Diluted Loss Per Share" are defined as reported net loss and reported basic and diluted loss per share excluding the impact of the purchased in-process research and development charge taken in conjunction with the acquisition of Global during the three months ended January 31, 2004. This charge has been recorded a component of discontinued operations. These are not GAAP financial measures.
▪	On November 3, 2003, FuelCell Energy completed the acquisition of Global Thermoelectric Inc. (Global) and combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore FuelCell Energy’s financial data prior to the acquisition has not been restated to include Global's financial data. Global's financial results have been reported in FuelCell Energy’s financial reporting beginning on November 3, 2003.
▪	As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method ("FIN 4")”, the portion of the purchase price allocated to in-process research and development (related to Global’s research of Solid Oxide Fuel Cells) of $12.2 million was expensed in the three-month period ended January 31, 2004. Purchased in-process research and development is excluded from Adjusted net loss as this is a one-time charge to the purchase accounting of our acquisition of Global.
▪	The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company's operational performance and facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.
▪	These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.